UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2010

Essex Rental Corp.

(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    847-215-6502

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 22, 2010, Essex Rental Corp. (“Essex”) entered into a Registration Rights Agreement (the “Agreement”) with Kirtland Capital Company III LLC (“KCC”) and Kirtland Capital Partners III L.P. (“KCP” and, together with KCC, “Kirtland”).  Pursuant to the Agreement, Essex agreed to register the 3,294,700 shares (the “Shares”) of common stock, par value $.0001 per share, owned by Kirtland for resale from time to time by any method or combination of methods legally available, including, without limitation, by means of an underwritten offering, at the election of Kirtland or its assignees.  The Agreement provides that Essex will pay all expenses incurred in connection with the registration of the Shares, other than discounts, commissions or brokerage fees, which will be borne by Kirtland or, if applicable, its assignees.  Essex also agreed to indemnify Kirtland for liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, arising in connection with the registration statement pursuant to which the Shares are registered.

John Nestor, a member of our board of directors, is currently the chief executive officer, senior managing partner and chairman of Kirtland Capital Partners. Kirtland Capital Partners is the managing member of KCC and the managing partner of KCP.  Kirtland Capital Partners was the majority owner of Essex Crane Rental Corp. (“Essex Crane”) prior to our acquisition of Essex Crane on October 31, 2008 and, as a result, received a substantial portion of the cash consideration that we paid in such acquisition. During Kirtland Capital Partners’ period of ownership of Essex Crane, Kirtland Capital Partners affiliates received a management fee of $500,000 per annum from Essex Crane. Approximately $417,000 in management fees were paid during the ten-month period ended October 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: December 29, 2010	By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Chief Financial Officer